Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC AND CONERGY ANNOUNCE $7-$8 BILLION SOLAR WAFER AGREEMENT

St. Peters, MO and Hamburg, Germany, October 25, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) and Conergy (CGY.DE), announced that they have executed a definitive agreement for MEMC to supply solar grade silicon wafers to Conergy.

Under the terms of the definitive agreement, MEMC will supply solar wafers to Conergy over a 10-year period, with pre-determined pricing, on a take or pay basis beginning in the third quarter of 2008. Sales of the wafers over the 10-year period would generate between $7 billion and $8 billion in revenue for MEMC. As part of the definitive agreement, Conergy will advance funds to MEMC in the form of a capacity reservation deposit.  In addition, MEMC will participate in 5% of the increase in value of Conergy’s solar module/cell subsidiary.

“MEMC is very pleased to enter this long-term wafer supply relationship with Conergy,” commented Nabeel Gareeb, MEMC’s Chief Executive Officer. “Conergy is the largest installer of photovoltaic systems in the world, and we are pleased with the prospect of helping them expand their leadership position in the marketplace. We feel confident that MEMC’s nearly fifty years of wafer making experience will prove instrumental in allowing both companies to win in the solar space.”

Commenting on the signing of the wafer supply agreement, Hans-Martin Rüter, Conergy’s Chief Executive Officer, said “Conergy continues to grow its global brand by focusing on the needs of the customer. This agreement with an efficient industry leader like MEMC, will play an important role as we continue to increase our scale and enhance the total value proposition for our customers. Together, MEMC and Conergy can expand our positions in our respective markets while supporting and enabling the growing demand for solar energy worldwide.”

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About Conergy

A leading international supplier in other fast growing fields of renewable energy such as wind and bioenergy. Conergy pursues a customer-oriented global growth strategy which aims to offer each energy consumer worldwide the most appropriate technology in attractive markets for renewable energies. In foreign markets, the energy requirement for electricity, heat or cooling varies greatly. Conergy therefore offers a wide range of regenerative energy products, and has an internationally-oriented management team. The Conergy Group is now represented with its own branch offices on five continents.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the ticker ‘WFR’ and is included in the S&P 500 Index.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s and Conergy’s beliefs and expectations that the definitive agreement would generate between $7 billion and $8 billion in revenue for MEMC over the 10-year period of the agreement and that sales would begin in the third quarter of 2008. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and Conergy in performing under the definitive agreement and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the definitive agreement. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements, except as required under applicable law.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Mr. Thorsten Vespermann

PR Department

Conergy AG

Phone: +49 (0)40 / 27142-1631